Exhibit 99.1

Protalix BioTherapeutics Appoints Eliot Richard Forster, Ph.D.
as Chairman of its Board of Directors

Appointment effective as of September 14, 2023;
Zeev Bronfeld to retire from the Board of Directors

Carmiel, Israel, September 12, 2023 /PRNewswire / Protalix BioTherapeutics, Inc. (NYSE American:PLX), a biopharmaceutical company focused on the development, production and commercialization of recombinant therapeutic proteins produced by its proprietary ProCellEx® plant cell–based protein expression system, today announced that the Company’s Board of Directors has appointed Eliot Richard Forster, Ph.D. to serve on the Board of Directors as its Chairman, effective as of September 14, 2023. In addition to Dr. Forster’s appointment as Chairman and an independent director, he was also appointed to serve on the Company’s Nominating Committee. Zeev Bronfeld, the current Chairman of the Company’s Board of Directors, will retire on the same day.

“We are very pleased that Eliot will be joining our Board of Directors,” commented Dror Bashan, Protalix’s President and Chief Executive Officer. “Eliot has an established reputation for management and leadership in the life sciences field with successful experience in the United States, European Union and Asia. He will be a valuable contribution to our Board of Directors as we leverage our development successes to strengthen our research and development efforts.”

Eliot Richard Forster, Ph.D., Chairman of the Board Protalix BioTherapeutics, Inc.

“Zeev has been part of Protalix since its earliest days and played an integral role in our progression from a small laboratory and green room, through the development and approval of treatments for two rare diseases,” continued Mr. Bashan. “On behalf of Protalix and the Board of Directors, I would like to thank Zeev for his outstanding leadership, loyalty and dedication and wish him continued great success.”

“After almost three decades of leadership at Protalix, I have decided that with the approval of our second drug, the time has come for me to take leave,” said Mr. Bronfeld. “I am very proud to have participated in the founding of this great organization and look forward to watching Protalix continue to advance its strategic path.”

“I am delighted and honored to join Protalix as Chairman of its Board of Directors, and very much look forward to working with Protalix’s talented officers, directors and employees,” said Dr. Forster. “I hope that my deep experience in the life sciences industry, which covers a range of disciplines, will be a valuable resource for the company. I am very excited about Protalix’s future and pleased to be part of it.”

Dr. Forster currently serves as the Non-Executive Chairman of Avacta Group PLC (AIM:AVCT), as a Non-Executive Director of Immatics NV (NASDAQ:IMTX) and as the Non-Executive Chairman of Ochre Bio, Inc., a private biotechnology company.

Dr. Forster served as the Chief Executive Officer of F-Star Therapeutics Ltd., a clinical-stage bispecific antibodies company, until its March 2023 sale to inovoX Ltd. Prior to that, he served as Chief Executive Officer of Immunocure Ltd., Chief Executive Officer of Creabilis SA and President and Chief Executive Officer of Solace Pharmaceuticals Inc., each of which was a privately-held life science company. Earlier in his career, he held positions at Pfizer Global Research & Development and Glaxo/GlaxoWellcome.

Dr. Forster holds a B.Sc. (Hons) and a Ph.D. from the University of Liverpool and an MBA from the Henley Management College. He is an Honorary Visiting Professor at the University of Liverpool and at the University of Pavia, and is a Board member of OSCHR (UK Office for Strategic Coordination of Health Research).

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx. It is the first company to gain U.S. Food and Drug Administration (FDA) approval of a protein produced through plant cell-based in suspension expression system. This unique expression system represents a new method for developing recombinant proteins in an industrial-scale manner. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights to taliglucerase alfa for the treatment of Gaucher disease, Protalix’s first product manufactured through ProCellEx, excluding in Brazil, where Protalix retains full rights. Protalix’s second product, Elfabrio®, was approved by both the FDA and the European Medicines Agency in May 2023. Protalix has partnered with Chiesi Farmaceutici S.p.A. for the global development and commercialization of Elfabrio.

Protalix’s development pipeline consists of proprietary versions of recombinant therapeutic proteins that target established pharmaceutical markets, including the following product candidates: PRX-115, a plant cell-expressed recombinant PEGylated uricase for the treatment of severe gout; PRX-119, a plant cell-expressed long action DNase I for the treatment of NETs-related diseases; and others.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “may,” “plan,” “will,” “would,” “should” and “intend,” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on Protalix’s current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk, and various factors may cause differences between our expectations and actual results as discussed in greater detail in our filings with the Securities and Exchange Commission. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact
Chuck Padala, Managing Director
LifeSci Advisors
646-627-8390
chuck@lifesciadvisors.com